UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

Creative Medical Technology Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53500	87-0622284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2017 W Peoria Avenue, Phoenix, AZ 85029
(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 680-7439

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

Emerging growth company If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2017, StemSpine, LLC, a Nevada limited liability company (“StemSpine”), a wholly owned subsidiary of Creative Medical Technologies, Inc., the operating subsidiary of Creative Medical Technology Holdings, Inc., a Nevada corporation (the “Company”), and Creative Medical Health, Inc., a Delaware corporation and parent of the Company (“CMH”), entered into an amendment to the Patent Purchase Agreement dated May 17, 2017 (the “Amendment”). The Amendment waives the nonpayment by StemSpine of the initial payment of $100,000 to CMH which was due and payable 30 business days following the date of the agreement. The Amendment further amends the payment terms of the initial payment to be made upon 30 days’ prior written demand of CMH and the payment of the progress payments to be made upon 30 days’ prior written demand of CMH, following achievement of the designated milestones. The initial payment, the progress payments, and the royalties are payable by StemSpine in cash or stock, at the option of CMH. Stock payments are to be made at a discount of 30% to the market price of the Company’s common stock, based on lowest closing price of the stock during the 20 trading days prior to the date of demand for payment. In the event the trading price is less than $0.01 per share for two or more consecutive trading days, the number of any shares issuable doubles. CMH has the right to terminate the agreement upon 10 days’ notice if StemSpine fails to make its required payments.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Amendment and Waiver dated November 14, 2017, to the Patent Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Medical Technology Holdings, Inc.

Date: November 14, 2017	By:	/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer